Exhibit 21.1

LIST OF SUBSIDIARIES

	Name of Subsidiary	Jurisdiction of Incorporation

1.	DSP Group Ltd.	Israel

2.	Nihon DSP K.K.	Japan

3.	RF Integrated Systems, Inc.	Delaware, U.S.

4.	DSPG Edinburgh Ltd.	Scotland

5.	DSPG Technologies GmbH	Germany

6.	DSP Group HK Limited	Hong Kong

7.	DSP Technology Indian Private Limited	India

8.	DSP Switzerland AG (in liqudation)	Switzerland

9.	BoneTone Communications LTD	Israel

10.	DSP Group (Shenzhen) Limited	People’s Republic of China

11.	Cleancomm Ltd.	South Korea